Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC.
REPORTS SECOND QUARTER 2010 RESULTS
Growth in Earnings, Core Deposits and Capital
Bridgehampton, NY — July 23, 2010, Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the second quarter of 2010. Highlights for the quarter include:
•	Net income of $2.2 million or $.36 per share, 9% higher than the comparable 2009 period.

•	Returns on average assets and equity of .96% and 15.67%, respectively.

•	Net interest income of $9.0 million, with a net interest margin of 4.21%.

•	Gains from sales of securities of $.4 million.

•	Deposits increasing to $859.5 million, 23% higher than the second quarter of 2009.

•	Loans growing 5% from year end levels, totaling $468.7 million.

•	Strong liquidity with higher levels of securities, and a loan to deposit ratio of 54%.

•	Continuing solid asset quality metrics with increased allowance for loan losses.

•	Tier 1 Capital increasing by $20.6 million or 37%, from June 2009.

•	The opening of the 17th branch, in Center Moriches, New York.

•	A declaration of a quarterly dividend of $.23 per share.
“The results for the first half of 2010 continue to reflect strong fundamental growth in our business as we expanded relationships, added customers and increased deposits. Also during the quarter we eclipsed the $1 billion level in total assets. Offsetting these positive factors were the continued challenges of the economy and the related impacts on loan demand, interest rates and finally, credit and regulatory costs,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.
“Despite these headwinds, during 2010 we’ve increased income, grown our loan portfolio, expanded our capital and reserves and improved our liquidity, all positive factors for our Company,” continued Mr. O’Connor.
Net Earnings and Returns
Net income for the quarter ended June 30, 2010 was $2.2 million or $.36 per share, compared to $2.0 million or $.33 per share, for the same period in 2009. The increase in net income reflects higher net interest income, and non interest income, and lower credit costs, partially offset by higher operating expenses associated with new branches and expanded support functions.
Net interest income increased compared to the quarter ended June 30, 2009, although margins continue to be impacted by historically low market rates and higher levels of securities holdings. With earning assets yielding 5.11%, and an overall funding cost of .91%, the net interest margin was 4.21%, lower than 2009, but still above peer levels. The increase in deposits has funded primarily lower yielding securities, and while loans increased $12.7 million during the quarter, a majority closed in late June, contributing only minimally to current quarter results. “Our investment activities reflect a strategy of managing for future rising interest rates, as we invest the liquidity created by core deposit growth and trust preferred securities, in shorter term lower yielding securities,” noted Mr. O’Connor.
The provision for loan losses of $.7 million for the current quarter increased the coverage ratio of allowance for loan losses to loans to 1.59%. Non interest income increased $0.1 million with the higher title fee income partially offsetting lower levels of securities gains. The higher operating expenses included costs related to new branches, and escalating costs for technology, risk management and other support and administrative functions. Net income for the six months ended June 30, 2010 increased to $4.4 million or $0.70 per share, compared to $4.2 million or $0.68 per share in the prior year.
“We remain cautious about market opportunities, as reflected by our decisions relating to liquidity, security portfolio management and the allowance for loan losses during the first half of 2010. We manage the Company with long term shareholder value in mind, balancing the short term impacts on income with the potential longer term benefits of growing core deposits and strengthening the balance sheet with higher levels of capital and allowance for loan losses. We believe these actions are prudent given the still uncertain economic and regulatory environment,” commented Mr. O’Connor.
Balance Sheet and Asset Quality
Total assets grew to $972.7 million at June 30, 2010, representing a 23% increase over the June 2009 level of $793.2 million. Over the same period, investment securities increased $138.5 million, while net loans grew by approximately $19.7 million. The securities purchased were principally shorter term government guaranteed securities and obligations of local municipalities.
Despite the overall weak economy and continued negative industry trends, asset quality remained relatively strong. Non-performing loans were $8.2 million at June 30, 2010 compared to $5.9 million at March 31, 2010 and December 31, 2009, respectively. This increase relates primarily to one $2.1 million relationship representing loans secured by first mortgage liens on real estate with recently appraised values aggregating

$9.3 million. The majority of the other non-performing loans are previously restructured relationships with borrowers continuing to make payments in compliance with the modified terms. The $2.0 million provision for loan losses, partially offset by net charge-offs of $.6 million for the six months ended June 30, 2010, increased the allowance for loan losses to $7.4 million, representing a ratio of allowance to total loans of 1.59% at June 30, 2010 compared to 1.35% at year end and 1.12% at June 30, 2009.
Deposits ended the quarter at $859.5 million, an increase of $159.8 million or 23% over June 30, 2009, as seasoned bankers in both new and existing markets contributed to core deposit growth. This growth continues to fund the expansion of interest earning assets, and these lower cost funds contributed to the strong margin. Demand deposits were $250.9 million at June 30, 2010, 22% higher than June 30, 2009.
Stockholders’ equity grew to $64.7 million at June 30, 2010, reflecting continued earnings growth, and a positive market valuation on investment securities. This quarter we also enhanced our Dividend Reinvestment Plan, increasing the discount from 3% to 5%, and raising the quarterly optional cash purchase amount to $50,000. The Company’s Tier 1 capital, including the positive effects of the convertible trust preferred securities, increased to $76.6 million or 37% higher than the June 2009 level. The Company’s capital ratios continue to exceed all regulatory minimums to be classified as well capitalized.
Opportunities & Challenges
“The economic outlook remains difficult to predict with recent indicators seeming to suggest economic activity is slowing, fueling speculation about future growth and even the potential for a double-dip recession. Unemployment remains high, and federal and state budgets continue to deal with large deficits. Uncertainty on the macro level abounds. How will financial and regulatory reform impact our economy, Wall Street, community banks and consumers? Has the commercial real estate market stabilized or will it deteriorate further? How will regulators react? While we continue to monitor industry trends, and remain concerned about real estate values and lackluster job creation, our primary focus remains on the customer. As community bankers, we actively discuss their business plans, prospects for growth and how we, as their local bank, can help them succeed,” said Mr. O’Connor.
“Our strategy has remained consistent for over 100 years, develop long term deposit relationships to provide stable, core funding allowing us to make locally based, conservatively underwritten loans and prudent investments. We will continue this strategy as we seek opportunities to expand our community banking mission in new markets. In addition, to last year’s successful branch openings in Shirley and East Hampton, in May 2010 we opened a new full service branch in Center Moriches. We expect to open new branches in Patchogue and Deer Park during the third quarter, and look forward to bringing community banking to these new markets. These efforts will again be led by seasoned bankers who are well-known in these communities,” commented Mr. O’Connor.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of over $970 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Suffolk County, operates 17 retail branch locations. Through this network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the subsidiary, Bridge Abstract and investments through Bridge Investment Services.
The Bridgehampton National Bank has a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.
Please see the attached tables for selected financial information.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects, “ “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	June 30,	December 31,	June 30,
	2010	2009	2009
ASSETS
Cash and Cash Equivalents	$30,334	$34,147	$16,048

Securities Available for Sale, at Fair Value	303,170	306,112	262,277
Securities Held to Maturity	141,233	77,424	43,623

Total Securities	444,403	383,536	305,900

Securities, restricted	1,219	1,205	1,205

Loans	468,664	448,038	446,562
Less: Allowance for Loan Losses	(7,431)	(6,045)	(5,023)

Loans, net	461,233	441,993	441,539

Premises and Equipment, net	22,327	21,306	19,608
Accrued Interest Receivable and Other Assets	13,219	15,070	8,909

Total Assets	$972,735	$897,257	$793,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$250,902	$212,137	$206,148
Savings, NOW and Money Market Deposits	453,461	440,447	341,855
Other Time Deposits	79,636	67,553	66,739
Certificates of Deposit of $100,000 or more	75,467	73,401	84,965

Total Deposits	859,466	793,538	699,707

Federal Funds Purchased and Repurchase Agreements	16,841	15,000	25,000
Junior Subordinated Debentures	16,002	16,002	—
Other Liabilities and Accrued Expenses	15,758	10,862	9,549

Total Liabilities	908,067	835,402	734,256

Total Stockholders’ Equity	64,668	61,855	58,953

Total Liabilities and Stockholders’ Equity	$972,735	$897,257	$793,209

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	14.5%	14.5%	11.6%
Tier 1 Capital (to risk weighted assets)	13.3%	13.4%	10.7%
Tier 1 Capital (to average assets)	8.1%	8.6%	6.9%

Asset Quality
Non-performing loans	$8,193	$5,891	$2,343
Real estate owned	—	—	—

Non-performing assets	$8,193	$5,891	$2,343

Non-performing loans/Total loans	1.75%	1.31%	0.52%
Allowance/Non-performing loans	90.70%	102.61%	214.38%
Allowance/Total loans	1.59%	1.35%	1.12%

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest Income	$10,957	$10,864	$21,755	$21,887
Interest Expense	2,003	1,935	3,970	3,875

Net Interest Income	8,954	8,929	17,785	18,012
Provision for Loan Losses	700	1,400	2,000	2,300

Net Interest Income after Provision for Loan Losses	8,254	7,529	15,785	15,712

Other Non Interest Income	1,299	1,243	2,355	2,215
Title Fee Income	318	153	573	360
Net Securities Gains	412	529	1,303	529

Total Non Interest Income	2,029	1,925	4,231	3,104

Salaries and Benefits	3,978	3,488	7,815	7,100
FDIC Assessments	279	676	574	955
Other Non Interest Expense	2,742	2,286	5,211	4,484

Total Non Interest Expense	6,999	6,450	13,600	12,539

Income Before Income Taxes	3,284	3,004	6,416	6,277
Provision for Income Taxes	1,035	981	2,037	2,045

Net Income	$2,249	$2,023	$4,379	$4,232

Basic Earnings Per Share	$0.36	$0.33	$0.70	$0.68

Diluted Earnings Per Share	$0.36	$0.33	$0.70	$0.68

Selected Financial Data:

Return on Average Total Assets	0.96%	0.99%	0.96%	1.05%
Return on Average Stockholders’ Equity	15.67%	14.72%	15.32%	15.41%
Net Interest Margin	4.21%	4.78%	4.27%	4.89%
Operating Efficiency	63.96%	60.75%	63.58%	59.20%
Operating Expense as a % of Average Assets	2.97%	3.17%	2.97%	3.12%